The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-165756
Subject to Completion, Preliminary Prospectus Supplement dated May 18, 2010
PROSPECTUS SUPPLEMENT
(to Prospectus dated March 29, 2010)

$800,000,000

L-3 Communications Corporation

      % Senior Notes due 2020

We are offering $800,000,000 in aggregate principal amount of  % senior notes due 2020. Interest on the senior notes is payable on January 15 and July 15 of each year, beginning on January 15, 2011. The senior notes will mature on July 15, 2020. We may redeem the senior notes in whole or in part at any time at the redemption price described herein.

The senior notes will be unsecured senior obligations of our company and will rank equally with all of our existing and future unsecured senior indebtedness. The senior notes will be guaranteed on an unsecured senior basis by each of our material domestic subsidiaries that guarantee any of our other indebtedness. The senior notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the senior notes involves risks. For a discussion of the factors you should carefully consider before deciding to purchase any senior notes, see “Forward-Looking and Cautionary Statements” beginning on page S-9, “Risk Factors” contained in our Form 10-K for the year ended December 31, 2009, “Risk Factors Relating to the Senior Notes” beginning on page S-4 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us.

None of the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per Senior Note	Total

Public Offering Price (1)%	$
Underwriting Discounts %	$
Proceeds to L-3 Communications Corporation (before expenses) (1)%	$

(1)	Plus accrued interest, if any, from and including , 2010, if settlement occurs after that date.

The underwriters expect to deliver the senior notes to investors on or about     , 2010, in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank N.V./S.A.

Joint Book-Running Managers

Barclays Capital	BofA Merrill Lynch	Deutsche Bank Securities

Credit Agricole CIB	Wells Fargo Securities

The date of this prospectus supplement is          , 2010

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any related free writing prospectus issued by us is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering.

If information varies between this prospectus supplement and the accompanying prospectus or the documents incorporated by reference, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement, (1) “L-3 Holdings” refers to L-3 Communications Holdings, Inc., the direct parent company of L-3 Communications Corporation, (2) “L-3 Communications” refers to L-3 Communications Corporation, a wholly-owned operating subsidiary of L-3 Holdings and the issuer of the senior notes, and (3) “guarantors” refers to our subsidiaries that guarantee the obligations of L-3 Communications under the senior notes. The obligations of the guarantors are referred to herein as the “guarantees.” Except where the context provides otherwise, “L-3,” the “Company,” “we,” “us” and “our” refer to L-3 Communications and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, L-3 Holdings and L-3 Communications file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.L-3com.com (as noted below, the information contained in, or that can be accessed through, our website is not a part of this prospectus supplement or part of the accompanying prospectus). You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can inspect reports and other information L-3 Holdings files at the office of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and in our other filings with the SEC.

We incorporate by reference the following documents that L-3 Holdings and L-3 Communications previously filed with the SEC (other than information in such documents that is deemed not to be filed), all of which are filed under SEC File Nos. 001-14141 or 333-46983:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 26, 2010; and

•	Our Current Reports on Form 8-K filed with the SEC on February 25, 2010, April 16, 2010 and April 30, 2010.

These documents contain important information about our business and our financial performance.

iii

We also incorporate by reference any future filings L-3 Holdings and L-3 Communications make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of this registration statement and prior to the termination of the offering, all of which will be filed under SEC File Nos. 001-14141 or 333-46983. The future filings with the SEC made by L-3 Holdings and L-3 Communications will automatically update and supersede any inconsistent information in this prospectus supplement. We do not incorporate by reference any information furnished pursuant to Item 2.2 or 7.01 of Form 8-K in any future filings unless otherwise stated.

You may obtain a free copy of these filings from us by writing or telephoning us at the following address and telephone number:

L-3 Communications Corporation
600 Third Avenue
New York, NY 10016
Attention: Corporate Secretary
Telephone: (212) 697-1111

iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the senior notes. You should read this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Documents Incorporated by Reference” elsewhere in this prospectus supplement and included in the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements should be read with the cautionary statements and important factors included under “Forward-Looking and Cautionary Statements” in this prospectus supplement.

THE COMPANY

L-3 is a prime contractor in Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. Our customers include the United States (U.S.) Department of Defense (DoD) and its prime contractors, U.S. Government intelligence agencies, the U.S. Department of Homeland Security (DHS), the U.S. Department of State (DoS), the U.S. Department of Justice (DoJ), allied foreign governments, domestic and foreign commercial customers and select other U.S. federal, state and local government agencies.

We are incorporated in Delaware, and the address of our principal executive office is 600 Third Avenue, New York, New York 10016. Our telephone number is (212) 697-1111. Our internet address is www.L-3com.com. However, our Web site and information posted on it or connected to it do not constitute a part of this prospectus supplement.

THE OFFERING

Issuer	L-3 Communications Corporation.

Securities Offered	$800,000,000 in aggregate principal amount of % senior notes due 2020 (which we refer to as the “senior notes”).

Maturity	The senior notes will mature on July 15, 2020.

Interest	The senior notes will bear interest at % per year. Interest on the senior notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2011. Interest will accrue from and including , 2010.

Ranking	The senior notes will be unsecured senior obligations of L-3 Communications. The senior notes will be (i) effectively subordinated to all of our future secured debt, if any, to the extent of the value of the assets securing such debt, (ii) ranked equal in right of payment with all of our other existing and future senior indebtedness, including trade payables, and (iii) ranked senior in right of payment to all of our existing and future subordinated debt.

As of March 26, 2010, these senior notes and the subsidiary guarantees would have ranked equal in right of payment with $1.0 billion of outstanding senior notes and senior to $2.45 billion of our existing senior subordinated notes (or $1.65 billion on a pro forma basis assuming the redemption of our 6 1/8% Senior Subordinated Notes due 2013 and 2014 with the proceeds of this offering, together with cash on hand) and our senior subordinated guarantees of the $700 million of 3% Convertible Contingent Debt Securities due 2035 (the “CODES”) issued by L-3 Holdings. In addition, as of March 26, 2010, we had the ability to borrow up to an additional $968 million (after reductions for outstanding letters of credit of $32 million) under our revolving credit facility, which if borrowed or drawn upon would also be senior debt guaranteed on a senior basis by the guarantors. See “Capitalization.”

Subsidiary Guarantees	The senior notes will be jointly and severally guaranteed on an unsecured senior basis by each of our material domestic subsidiaries that guarantee any of our other indebtedness, as described under “Description of the Senior Notes—The Subsidiary Guarantees.”

The guarantees of the senior notes will be ranked equal in right of payment with all of the existing and future senior indebtedness of the guarantors. The guarantees will be ranked senior in right of payment to all existing and future subordinated indebtedness of the guarantors, including the guarantees of (1) the 6 1/8% Senior Subordinated Notes due 2013 and 2014 (which the Company expects to redeem with the net proceeds of this offering, together with cash on hand), the 5 7/8% Senior Subordinated Notes due 2015 and the 6 3/8% Senior Subordinated Notes due 2015, in each case, issued by L-3 Communications and guaranteed by the guarantors, and (2) the CODES issued by L-3 Holdings, which are guaranteed by L-3 Communications and the other guarantors. The guarantees will be effectively subordinated to all future secured debt of the guarantors, if any, to the extent of the value of the assets securing such debt. Information regarding the guarantors and our non-guarantor subsidiaries is included in Note 24 to our audited consolidated financial statements included in our Annual Report for the year ended December 31, 2009 and incorporated herein by reference.

See “Capitalization” and “Description of the Senior Notes—The Subsidiary Guarantees.”

Sinking Fund	None.

Change of Control Triggering Event	Upon the occurrence of a “Change of Control Triggering Event,” as defined under “Description of the Senior Notes—Repurchase at the Option of Holders Upon Change of Control Triggering Event” in this prospectus supplement, L-3 will be required to make an offer to repurchase the senior notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Optional Redemption	L-3 may redeem some or all of the senior notes at any time or from time to time, at its option, at the redemption price described in this prospectus supplement under the caption “Description of the Senior Notes—Optional Redemption.”

Certain Covenants	The indenture relating to the senior notes, among other things, limits L-3’s ability and the ability of certain of L-3’s subsidiaries to create or assume certain liens or enter into sale and leaseback transactions, and L-3’s ability to engage in mergers or consolidations or transfer or lease all or substantially all of our assets. See “Description of Senior Unsecured Notes—Certain Covenants” in the accompanying prospectus.

Use of Proceeds	We estimate that we will receive net proceeds from the offering of approximately $ million, after deduction of underwriting expenses and commissions and estimated expenses payable by us.

We intend to use the net proceeds of this offering, together with cash on hand, to redeem our outstanding 6 1/8% Senior Subordinated Notes due 2013 and 2014. See “Use of Proceeds” in this prospectus supplement.

Listing	The senior notes will not be listed on any exchange or quoted on any automated quotation system.

RISK FACTORS RELATING TO THE SENIOR NOTES

Our significant level of debt and our ability to make payments on or service our indebtedness may adversely affect our financial and operating activities or ability to incur additional debt.

At March 26, 2010, we had $4.15 billion in aggregate principal amount of indebtedness outstanding, of which $1.0 billion was senior debt represented by our outstanding senior notes and $3.15 billion was senior subordinated debt, including our senior subordinated guarantee of the CODES. In addition, at March 26, 2010, we had additional borrowing capacity of $968 million available to us under our revolving credit facility that expires on October 23, 2012, after reductions of $32 million for outstanding letters of credit. In the future, we may increase our borrowings, subject to limitations imposed on us by our debt agreements. Holders of the $700 million CODES may require L-3 Holdings to repurchase them in whole or in part at a cash purchase price equal to 100% of the principal amount (plus accrued and unpaid interest, including contingent interest and additional interest, if any) through the exercise of a “put” option on February 1, 2011. Furthermore, the first scheduled maturity of our existing debt is our $400 million 6 1/8% senior subordinated notes maturing on July 15, 2013, which we expect to redeem with a portion of the net proceeds of this offering.

Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our existing debt depends on our future financial performance as well as our ability to access the capital markets, and the relative attractiveness of available financing terms. We do not have complete control over our future financial performance because it is subject to economic, political, financial (including credit market conditions), competitive, regulatory and other factors affecting the aerospace and defense industry, as well as commercial industries in which we operate. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to reduce costs and expenses, sell assets, restructure debt or obtain additional equity capital. We may not be able to do so in a timely manner or upon acceptable terms in accordance with the restrictions contained in our debt agreements.

Our level of indebtedness has important consequences to us. These consequences may include:

•	requiring a substantial portion of our net cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes, including acquisitions, capital expenditures, paying dividends to L-3 Holdings, research and development and other investments;

•	limiting our ability to obtain additional financing for acquisitions, working capital, investments or other expenditures, which, in each case, may limit our ability to carry out our acquisition strategy;

•	increasing interest expenses due to higher interest rates on our revolving credit facility as it has a variable interest rate;

•	heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

•	impacting debt covenants that limit our ability to borrow additional funds, dispose of assets or pay cash dividends to L-3 Holdings. Failure to comply with such covenants could result in an event of default which, if not cured or waived, could result in the acceleration of our outstanding indebtedness.

Additionally, on December 31, 2009, we had $9,114 million of contractual obligations (including outstanding indebtedness). For a detailed listing of the components of our contractual obligations, see

“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations” on page 60 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

We may incur additional indebtedness. This could further exacerbate the risks described above.

Subject to the restrictions in the indentures governing our outstanding notes and in our revolving credit facility, we may incur additional indebtedness which could increase the risks associated with our already substantial indebtedness. Subject to certain limitations, we have the ability to borrow additional funds under our revolving credit facility. If we incur any additional indebtedness or obligations that rank equal with the senior notes, including trade payables, the holders of those obligations will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of L-3. This may have the effect of reducing the amount of proceeds paid to you.

The senior notes will be effectively subordinated to our and the subsidiary guarantors’ future secured indebtedness, if any, to the extent of the value of the property securing such indebtedness, which may inhibit our ability to repay you.

The senior notes and the subsidiary guarantees will be effectively subordinated to all of our and the subsidiary guarantors’ future secured indebtedness, if any, to the extent of the value of the property securing such indebtedness. As a result, upon a default in payment on, or the acceleration of, any of our or the subsidiary guarantors’ secured indebtedness, or in the event of our or the subsidiary guarantors’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the proceeds from the sale of the collateral that secures such indebtedness will be available to pay obligations on the senior notes only after our secured indebtedness, if any, has been paid in full.

In the event the Company’s existing revolving credit facility is required to be secured, each subsidiary guarantee may be effectively subordinated to the guarantor’s guarantee of the Company’s existing revolving credit facility to the extent of the value of the collateral owned by that guarantor, until such time, if any, as the Company’s existing revolving credit facility is no longer required to be secured.

The terms of our indebtedness could restrict our flexibility and limit our ability to satisfy obligations under the senior notes.

We are subject to operational and financial covenants and other restrictions contained in our revolving credit facility and the indentures evidencing our existing senior notes and senior subordinated notes. These covenants could limit our operational flexibility and restrict our ability to borrow additional funds, if necessary, to finance operations and to make principal and interest payments on the senior notes. Additionally, failure to comply with these operational and financial covenants could result in an event of default under the terms of this indebtedness which, if not cured or waived, could result in this indebtedness becoming due and payable. The effect of these covenants, or our failure to comply with them, could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to repurchase the senior notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the senior notes, we will be required to make an offer to purchase the senior notes in cash at the redemption price described in this prospectus supplement. However, we may not be able to repurchase the senior notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the senior notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered notes would constitute an event of default under the indenture governing the senior notes, which would, in turn, constitute a default under our existing revolving credit facility and may constitute a default under agreements governing indebtedness incurred in the future. See “Description of the Senior Notes—Repurchase at the Option of Holders Upon Change of Control Triggering Event.”

Our obligation to repurchase the senior notes upon a Change of Control Triggering Event may not protect holders of the senior notes in the case of certain corporate transactions involving us.

The provisions of the senior notes relating to a Change of Control Triggering Event may not protect you from certain important corporate transactions, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of L-3 Communications. Even transactions involving a significant change in voting power or beneficial ownership of L-3 Communications may not involve a change that constitutes a Change of Control and, therefore, will not constitute a Change of Control Triggering Event that would trigger our obligation to offer to repurchase the senior notes. In addition, our obligation to offer to purchase the senior notes is conditioned upon two out of three ratings agencies ceasing to rate the senior notes investment grade during the 60-day period commencing on the earlier of (1) the occurrence of a Change of Control or (2) public notice of the pending occurrence of a Change of Control or our intention to effect a Change of Control, and such rating agencies must publicly announce (or inform the trustee in writing), that the ratings downgrade occurred at least in part due to the applicable Change of Control. If events, including certain Change of Control transactions, occur that do not constitute a Change of Control Triggering Event, we will not be required to make an offer to purchase the senior notes, and you may have to continue to hold your senior notes despite the occurrence of such events. See “Description of the Senior Notes—Repurchase at the Option of Holders Upon Change of Control Triggering Event.”

The limited covenants in the senior notes and the indenture may not provide protection against some events or developments that may affect our ability to repay the senior notes or the trading prices for the senior notes.

The indenture governing the senior notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the senior notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the senior notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the senior notes to the extent of the value of the assets securing the indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which could effectively be senior to the senior notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or pay dividends or make other payments to L-3 Holdings or repay indebtedness or other securities that rank junior to the senior notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the senior notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the senior notes, which could adversely impact the trading prices for, or the liquidity of, the senior notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The guarantees may be unenforceable due to fraudulent conveyance statutes, and accordingly, you could have no claim against the guarantors.

Although laws differ among various jurisdictions, a court could, under fraudulent conveyance laws, further subordinate or avoid the guarantees if it found that the guarantees were incurred with actual intent to hinder, delay or defraud creditors, or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantees and that the guarantor was any of the following:

•	insolvent or rendered insolvent because of the guarantees;

•	engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

If a court voided a guaranty by one or more of our subsidiaries as the result of a fraudulent conveyance, or held it unenforceable for any other reason, holders of the senior notes would cease to have a claim against the subsidiary based on the guaranty and would solely be creditors of L-3 Communications and any guarantor whose guarantee was not similarly held unenforceable.

Not all of our subsidiaries are guarantors, and your claims will be structurally subordinated to all of the creditors of the non-guarantor subsidiaries.

Each of our material domestic subsidiaries that guarantee any of our other indebtedness will guarantee the senior notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to us. As of March 26, 2010, the senior notes offered hereby would have been effectively subordinated to $968 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. For the quarterly period ended March 26, 2010, the non-guarantor subsidiaries generated 13% of our sales. The non-guarantor subsidiaries held approximately 16% of our consolidated assets at March 26, 2010.

We cannot assure you that an active trading market will develop for the senior notes, which may reduce their market price.

The senior notes are a new issue of securities for which there is currently no trading market and an active trading market for the senior notes may not develop or be sustained. The underwriters have advised us that they presently intend to make a market in the senior notes after this offering is completed. These underwriters are not obligated, however, to make a market in the senior notes and any such market-making may be discontinued at any time at the sole discretion of such underwriters.

In addition, the liquidity of the trading market in the senior notes and the market price quoted for the senior notes may be adversely affected by changes in the overall market for debt securities, changes in our prospects or financial performance or in the prospects for companies in our industry generally. If an active market for the senior notes fails to develop or be sustained, the trading price could fall. If an active trading market were to develop, they could trade at prices that may be lower than the initial offering price. Whether or not they could trade at lower prices depends on many factors, including:

•	prevailing interest rates;

•	the markets for similar securities;

•	general economic conditions; and

•	our financial condition, historical financial performance and future prospects.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our operations, cash flows, financial position, economic performance and financial condition, including in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, it is possible that these statements may not be achieved. Such statements will also be influenced by factors which include, among other things:

•	our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget;

•	our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform;

•	the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments;

•	our ability to retain our existing business and related contracts (revenue arrangements);

•	our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts;

•	our ability to identify and acquire additional businesses in the future with terms, including the purchase price, that are attractive to L-3 and to integrate acquired business operations;

•	our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods;

•	our ability to obtain future government contracts (revenue arrangements) on a timely basis;

•	the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services;

•	our significant amount of debt and the restrictions contained in our debt agreements;

•	our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees, as well as our ability to retain and hire employees with U.S. Government security clearances that are a prerequisite to compete for and to perform work on classified contracts for the U.S. Government;

•	actual future interest rates, volatility and other assumptions used in the determination of pension, benefits and equity-based compensation, as well as the market performance of benefit plan assets;

•	our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise;

•	the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets;

•	global economic uncertainty;

•	the DoD’s contractor support services in-sourcing initiative;

•	events beyond our control such as acts of terrorism;

•	our ability to perform contracts (revenue arrangements) on schedule;

•	our international operations, including sales to foreign customers;

•	our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts;

•	the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate;

•	our introduction of new products into commercial markets or our investments in civil and commercial products or companies;

•	the outcome of current or future litigation matters, including those that are expected to be resolved by jury trials, which are inherently risky and for which outcomes are difficult to predict;

•	results of audits by U.S. Government agencies, including the Defense Contract Audit Agency, of our sell prices, costs and performance on contracts (revenue arrangements), and our accounting and general business practices;

•	anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame;

•	outcome of matters relating to the Foreign Corrupt Practices Act (FCPA);

•	ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations;

•	significant increases in competitive pressure among companies in our industry; and

•	the fair values of our assets, including identifiable intangible assets and the estimated fair value of the goodwill balances for our reporting units, which can be impaired or reduced by other factors, some of which are discussed above.

In addition, for a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see “Risk Factors” and Note 19 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated herein by reference, in each case.

Readers of this prospectus supplement are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the offering of approximately $      million, after deduction of underwriting expenses and commissions and estimated expenses payable by us. We intend to use the net proceeds of this offering, together with cash on hand, to redeem our outstanding 6 1/8% Senior Subordinated Notes due 2013 and outstanding 6 1/8% Senior Subordinated Notes due 2014.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at March 26, 2010:

•	on an actual basis; and

•	as adjusted to give effect to the issuance and sale of the senior notes in this offering and the application of the net proceeds therefrom.

	At March 26, 2010
		As
	Actual	Adjusted
	(in millions)
Cash and cash equivalents	$1,135	$1,116

Borrowing under revolving credit facility(1)	$—	$—
5 1/5% Senior Notes due 2019	1,000	1,000
% Senior Notes due 2020	—	800
6 1/8% Senior Subordinated Notes due 2013	400	—
6 1/8% Senior Subordinated Notes due 2014	400	—
5 7/8% Senior Subordinated Notes due 2015	650	650
6 3/8% Senior Subordinated Notes due 2015	1,000	1,000
3% Convertible Contingent Debt Securities due 2035(2)	700	700

Principal amount of long-term debt	4,150	4,150
Unamortized discounts	(32)	(28)

Carrying amount of long-term debt	4,118	4,122
Less: Current portion of long-term debt	(681)	(681)

Carrying amount of long-term debt, excluding current portion	3,437	3,441

Equity:
Total shareholders’ equity	6,704	6,693
Noncontrolling interests	92	92

Total equity	6,796	6,785

Total capitalization	$10,914	$10,907

(1)	At March 26, 2010, we had the ability to borrow (subject to compliance with covenants) up to an additional $968 million under our revolving credit facility after reducing for outstanding letters of credit of $32 million.

(2)	Holders of the 3% Convertible Contingent Debt Securities due 2035 may require L-3 Holdings to repurchase them in whole or in part at a cash price equal to 100% of the principal amount (plus accrued and unpaid interest, including contingent interest and additional interest, if any) through the exercise of a “put” option on February 1, 2011. As a result, the CODES have been classified as a current liability at March 26, 2010.

SELECTED FINANCIAL DATA

We derived the selected financial data presented below at December 31, 2009 and 2008 and for each of the years ended December 31, 2009, 2008 and 2007 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 incorporated into this prospectus supplement and the accompanying prospectus by reference. We derived the selected financial data presented below at December 31, 2007, 2006 and 2005 and for the years ended December 31, 2006 and 2005 from our audited consolidated financial statements not incorporated into this prospectus supplement and the accompanying prospectus by reference. We derived the selected financial data presented below at March 26, 2010 and March 27, 2009 and for the quarterly periods ended March 26, 2010 and March 27, 2009 from our unaudited condensed consolidated financial statements incorporated into this prospectus supplement and the accompanying prospectus by reference. Our unaudited condensed consolidated financial statements for the quarterly periods ended March 26, 2010 and March 27, 2009 include, in our opinion, all adjustments consisting of normal and recurring adjustments considered necessary for a fair presentation of the results for those periods. Results for the quarter ended March 26, 2010 may not be indicative of the results for the year ending December 31, 2010.

The selected financial data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 26, 2010, each of which is incorporated herein by reference. Our results of operations, cash flows and financial position are affected significantly, in some periods, by our business acquisitions, the more significant of which are described in the documents incorporated herein by reference.

	First Quarter Ended
	March 26,	March 27,	Year Ended December 31,
	2010	2009	2009	2008 (1)	2007	2006 (2)	2005
	(in millions)

Statement of Operations Data:
Net sales	$3,624	$3,636	$15,615	$14,901	$13,961	$12,477	$9,445
Cost of sales	3,214	3,260	13,959	13,342	12,513	11,198	8,448
Litigation gain (charge) (3)	—	—	—	126	—	(129)	—
Stock-based charge (4)	—	—	—	—	—	(39)	—

Operating income	410	376	1,656	1,685	1,448	1,111	997
Interest and other income, net	4	3	19	28	31	20	5
Interest expense (3)	64	66	279	290	314	313	211
Debt retirement charge	—	—	10	—	—	—	—

Income from continuing operations before income taxes	350	313	1,386	1,423	1,165	818	791
Provision for income taxes	128	112	475	494	411	292	277

Income from continuing operations	$222	$201	$911	$929	$754	$526	$514

Net income	$222	$201	$911	$949	$754	$526	$514

Net income attributable to L-3	$221	$199	$901	$938	$745	$516	$504

	First Quarter Ended
	March 26,	March 27,	Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
			(in millions)

Balance Sheet Data (at period end):
Working capital	$2,168	$1,585	$2,669	$2,254	$2,181	$1,553	$1,789
Total assets	15,092	14,565	14,813	14,484	14,389	13,285	11,906
Short-term debt	681	650	—	—	—	—	—
Long-term debt	3,437	3,849	4,112	4,493	4,472	4,452	4,527
Equity	6,796	5,913	6,660	5,941	6,114	5,439	4,636
Cash Flow Data:
Net cash from operating activities	$271	$152	$1,407	$1,387	$1,270	$1,074	$847
Net cash used in investing activities	(35)	(122)	(272)	(432)	(388)	(1,091)	(3,547)
Net cash (used in) from financing activities	(104)	(256)	(1,005)	(840)	(464)	(29)	2,441

(1)	The year ended December 31, 2008 includes: (1) a gain of $133 million ($81 million after income taxes related to a litigation gain (see note 3 below), (2) a gain of $33 million ($20 million after income taxes) related to the sale of our 85% ownership interest in Medical Education Technologies, Inc. (METI) on October 8, 2008, (3) a gain of $12 million ($7 million after income taxes) related to the sale of a product line, and (4) a non-cash impairment charge of $28 million ($17 million after income taxes) related to a write-down of capitalized software development costs associated with a general aviation product. The gain related to the sale of METI is excluded from income from continuing operations for the year ended December 31, 2008.

(2)	Effective January 1, 2006, we adopted, on a prospective basis, the provisions of the share-based payment accounting standard. The standard, which is contained in the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, reduced 2006 operating income by $42 million and net income attributable to L-3 by $29 million.

(3)	The year ended December 31, 2008 includes a pre-tax gain of $133 million ($81 million after income taxes) recorded in the second quarter of 2008 related to the reversal of a $126 million current liability for pending and threatened litigation and $7 million of related accrued interest as a result of a June 27, 2008 decision by the U.S. Court of Appeals which vacated an adverse 2006 jury verdict. For the year ended December 31, 2006, the Company recorded $129 million ($78 million after income taxes) related to this adverse jury verdict, which was rendered on May 24, 2006.

(4)	The Stock-Based Charge of $39 million ($25 million after income taxes) was recorded in the second quarter of 2006 in connection with L-3’s voluntary review of its past stock option granting practices and the related accounting.

DESCRIPTION OF THE SENIOR NOTES

The following description of the particular terms of the senior notes supplements the description of the general terms and provisions of the senior notes set forth in the accompanying prospectus. You should carefully read the entire prospectus and prospectus supplement to understand fully the terms of the senior notes. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth in the accompanying prospectus.

The senior notes are a single series of senior debt securities to be issued by us under an indenture to be entered into by us, the guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture is more fully described in the accompanying prospectus.

The following summary of the material provisions of the indenture describes the material terms of the indenture but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see “Description of Senior Unsecured Notes—Certain Defined Terms” contained in the accompanying prospectus.

For purposes of this summary, the term “Company” refers only to L-3 Communications Corporation and not to any of its Subsidiaries.

Brief Description of the Senior Notes and the Subsidiary Guarantees

The senior notes:

•	will be unsecured senior obligations of the Company;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of the Company, including our $1.0 billion of outstanding senior notes and Indebtedness outstanding under the Company’s existing revolving credit facility;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of the Company, including the Company’s obligations under all of its outstanding 6 1/8% Senior Subordinated Notes due 2013 and 2014 (which the Company expects to redeem with the net proceeds of the senior notes, together with cash on hand), 5 7/8% Senior Subordinated Notes due 2015, 6 3/8% Senior Subordinated Notes due 2015 and the obligations of the Company under its senior subordinated guarantee of the CODES due 2035 issued by L-3 Holdings (collectively, the “Existing Senior Subordinated Notes”);

•	will be structurally subordinated to the current and future Indebtedness and other liabilities (including trade payables) of subsidiaries of the Company that do not guarantee the senior notes; and

•	will be unconditionally guaranteed by the Guarantors.

As of March 26, 2010, the Company had $4.15 billion in aggregate principal amount of Indebtedness outstanding, of which $1.0 billion was senior Indebtedness represented by outstanding senior notes and $3.15 billion was our outstanding Existing Senior Subordinated Notes (or $2.35 billion on a pro forma basis assuming the redemption of our 6 1/8% Senior Subordinated Notes due 2013 and 2014 with the net proceeds of the senior notes, together with cash on hand). In addition, the Company had the ability to borrow up to an additional $968 million (after reductions for outstanding letters of credit of $32 million) under the Company’s revolving credit facility, which if borrowed or drawn upon would be senior debt and would be guaranteed on a senior basis.

Each Subsidiary Guarantee:

•	will be an unsecured senior obligation of the guarantor;

•	will be pari passu in right of payment with all existing and future senior Indebtedness of that guarantor, including the guarantor’s guarantee of our $1.0 billion of outstanding senior notes and the Indebtedness outstanding under the Company’s existing revolving credit facility; and

•	will be senior in right of payment to all existing and future subordinated Indebtedness of that guarantor, including that guarantor’s guarantee of the Existing Senior Subordinated Notes.

In the event the Company’s existing revolving credit facility is required to be secured, each Subsidiary Guarantee will be effectively subordinated to the guarantor’s guarantee of the Company’s existing revolving credit facility to the extent of the value of the collateral owned by that guarantor, until such time, if any, as the Company’s existing revolving credit facility is no longer required to be secured.

The senior notes will be issued as a separate series of senior debt securities under the indenture referred to above. The indenture does not limit the amount of other debt that we may incur. We may from time to time, without the consent of the holders of the senior notes, issue other debt securities under the indenture in addition to the senior notes offered hereby.

The Subsidiary Guarantees

The indenture will provide that the Company’s payment obligations under the senior notes will be jointly and severally guaranteed (the “Subsidiary Guarantees”) by all of the Company’s current and future Domestic Subsidiaries that guarantee other Indebtedness of the Company. The obligations of each guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors Relating to the Senior Notes—The guarantees may be unenforceable due to fraudulent conveyance statutes, and accordingly, you could have no claim against the guarantors.” The Subsidiary Guarantee of each guarantor may be effectively subordinated to its guarantee of amounts borrowed under the revolving credit facility to the extent of the value of the collateral securing those borrowings owned by such guarantor if the revolving credit facility will require collateral.

Upon the release of all guarantees by a guarantor under all then outstanding Indebtedness of the Company (other than the senior notes), the Subsidiary Guarantee of that guarantor will automatically and unconditionally be released and discharged, without any further action required by such guarantor or the trustee. If any former guarantor thereafter guarantees any Indebtedness of the Company (other than the senior notes), then that former guarantor (to the extent it is still a Domestic Subsidiary) will again guarantee the senior notes on the terms and conditions set forth in the indenture.

In addition, the Subsidiary Guarantee of any guarantor will be automatically and unconditionally be released and discharged, without any further action required by such guarantor or the trustee, if at any time such guarantor is no longer a Domestic Subsidiary.

Principal, Maturity and Interest

The senior notes will initially be limited to $800,000,000. The Company may from time to time, without notice to or the consent of the holders, create and issue additional notes having the same terms as, and ranking equally and ratably with, the senior notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the date of the first payment of interest following the issue date of such additional notes). Such additional notes will be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the senior notes, and will vote together as one class on all matters with respect to the senior notes.

The senior notes will mature on July 15, 2020. Interest on the senior notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2011, to holders of record on the immediately preceding January 1 and July 1, respectively.

Interest on the senior notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

The Company may, at its option, redeem the senior notes in whole at any time or in part from time to time, on at least 30 but not more than 60 days’ prior notice, at a redemption price equal to the greater of:

•	100% of the principal amount of the senior notes being redeemed, and

•	the present value of the Remaining Scheduled Payments on the senior notes being redeemed on the redemption date, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus basis points.

If the Company elects to redeem the senior notes, it will also pay accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date. In determining the redemption price and accrued interest, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

For purposes of the foregoing discussion of the optional redemption feature of the senior notes, the following definitions are applicable:

“Comparable Treasury Issue” means, with respect to the senior notes, the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such senior notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such price on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee is given fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer ” means (A) Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., (or their respective affiliates which are Primary Treasury Dealers) and each of their successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any senior notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such senior note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Certain Covenants

The senior notes will also be entitled to the benefits of each of the covenants set forth under the section entitled “Certain Covenants” in the accompanying prospectus.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders Upon Change of Control Triggering Event,” the Company is not required to make any mandatory redemption or sinking fund payments with respect to the senior notes.

Repurchase at the Option of Holders Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the senior notes as described above, each holder of senior notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s senior notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of senior notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following the date upon which any Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control Triggering Event but subject to the occurrence of a Change of Control Triggering Event, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase senior notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The notice, if mailed prior to the occurrence of the Change of Control Triggering Event, will state that the Change of Control Offer is conditioned on the occurrence of a Change of Control Triggering Event on or prior to the Change of Control Payment Date. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the senior notes as a result of a Change of Control Triggering Event.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all senior notes or portions thereof properly tendered pursuant to the Change of Control Offer and not withdrawn;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all senior notes or portions thereof so tendered and not withdrawn; and

(3)	deliver or cause to be delivered to the trustee the senior notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each holder of senior notes so tendered the Change of Control Payment for such senior notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the senior notes surrendered, if any; provided that each such new senior note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all senior notes validly tendered and not withdrawn under such Change of Control Offer.

The provisions described above providing for the repurchase of senior notes at the option of the holders may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a “Change of Control” under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings of the senior notes. Restrictions on the ability of the Company to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described in the “Description of Senior Unsecured Notes” section of the accompanying prospectus under the captions “—Certain Covenants—Limitation on Liens,” “—Certain Covenants—Limitation on Sale and Leaseback Transactions” and—Merger, Consolidation or Sale of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Triggering Event, the indenture does not contain any covenants or provisions that may afford holders protection in the event of a decline in the credit quality of the Company or a highly leveraged or similar transaction involving the Company.

The existing revolving credit facility may prohibit the Company, in certain circumstances, from purchasing any senior notes, and also provides that certain change of control events with respect to the Company constitute a default thereunder. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing senior notes, the Company could seek the consent of its lenders to the purchase of senior notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing senior notes. In such case, the Company’s failure to purchase tendered senior notes would constitute an Event of Default under the indenture and under the documentation governing certain of our other Indebtedness, which would, in turn, constitute a default under the existing revolving credit facility. See “Risk Factors Relating to the Senior Notes—We may not be able to repurchase the senior notes upon a Change of Control Triggering Event.”

The Company’s ability to pay cash to the holders of senior notes upon a purchase may be limited by the Company’s then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The definition of Change of Control contains, with respect to the disposition of assets, the phrase “all or substantially all,” which varies according to the facts and circumstances of the subject transaction and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Company to purchase the senior notes. In the event that the Company were to determine that a Change of Control did not occur because not “all or substantially all” of the assets of the Company and its Subsidiaries had been sold and the holders of the senior notes disagreed with such determination, the holders and/or the trustee would need to seek a judicial determination of the issue.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(1)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any person (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its Subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (as defined above) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares, other than by a person whose outstanding Voting Stock, measured by voting power rather than number of shares, is owned 100%, directly or indirectly, by Holdings;

(3)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(4)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the senior notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the 60-day period (the “Trigger Period”) commencing on the earlier of (1) the occurrence of a Change of Control and (2) public notice of the pending occurrence of a Change of Control or our intention to effect a Change of Control (which Trigger Period will be extended for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control (1) if the Rating Agencies making the reduction in rating that causes the senior notes to cease to be rated Investment Grade do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of

Control (whether or not the applicable Change of Control has occurred at the time of the ratings reduction) and (2) unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the Issue Date; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of BBB− or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); and a rating of BBB− or better by S&P (or its equivalent under any successor rating categories of S&P).

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“S&P ” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the indenture.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Selection and Notice

If less than all of the senior notes are to be redeemed at any time, the trustee will select senior notes for redemption on a pro rata basis (or, in the case of senior notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No senior notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the senior notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any senior note is to be redeemed in part only, the notice of redemption that relates to that senior note will state the portion of the principal amount of that senior note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original senior note will be issued in the name of the holder of senior notes upon cancellation of the original senior note. Senior notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on senior notes or portions of senior notes called for redemption.

Book-Entry Delivery and Form

The senior notes will be issued as global debt securities in “book-entry” form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Senior Unsecured Notes—Transfer and Exchange—Global Senior Unsecured Notes and Book-Entry System” in the accompanying prospectus. The Depository Trust Company (“DTC”) will be the depositary with respect to the senior notes. The senior notes will be issued as fully registered securities in the name of Cede & Co., DTC’s nominee, and will be deposited with DTC.

DTC has advised us that it is a member of the U.S. Federal Reserve System, a limited-purpose trust company under the New York banking law, and a registered clearing agency with the SEC. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to DTC’s book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Same-Day Settlement and Payment

Settlement for the senior notes will be made by the underwriters in immediately available funds. All payments of principal and interest on the senior notes will be made by us in immediately available funds. The senior notes will trade in DTC’s settlement system until maturity, and secondary market trading activity in the senior notes therefore will be required by DTC to settle in immediately available funds.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of the senior notes as of the date hereof. Except where noted, this summary deals only with the senior notes that are held as capital assets by a non-U.S. holder, defined below, who acquires the senior notes upon original issuance at their initial offering price.

A “non-U.S. holder” means a holder of the senior notes (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the senior notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the senior notes, you should consult your tax advisors.

If you are considering the purchase of the senior notes, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the senior notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest on the senior notes under the “portfolio interest rule,” provided that:

•	interest paid on the senior notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the senior notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person as defined under the Code or (b) you hold your senior notes through certain intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the senior notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a senior note.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the senior notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in “U.S. Federal Withholding Tax” are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a senior note generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on the senior notes beneficially owned by you at the time of your death, provided that any payment to you on the senior notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “U.S. Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the senior notes that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the senior notes within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify under penalties of perjury that you are not a U.S. person as defined under the Code (and the payor does not have actual knowledge or reason to know that you are a U.S. person as defined under the Code) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the senior notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the senior notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of senior notes by an ERISA Plan with respect to which the issuer or its affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory or administrative exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the senior notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the senior notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

By acceptance of a senior note, each purchaser and subsequent transferee of a senior note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the senior notes constitutes assets of any Plan or (ii) the purchase and holding of the senior notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the senior notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the senior notes. Purchasers of the senior notes have exclusive responsibility for ensuring that their purchase and holding of the senior notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any senior notes to a Plan is in no respect a representation by the issuer or any of its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

UNDERWRITING

Banc of America Securities LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Principal
Underwriter	Amount of Notes

Banc of America Securities LLC	$
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
Credit Agricole Securities (USA) Inc.	$

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and certain of our subsidiaries have jointly and severally agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer to certain dealers at such price less a concession not in excess of          % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $           and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they receive customary fees and expense reimbursement. Bank of America, N.A. is administrative agent and a lender, and certain of the underwriters or their respective affiliates are lenders, under our existing revolving credit facility. Certain of the underwriters or their respective affiliates hold a portion of the senior subordinated notes being redeemed with the net proceeds from this offering and, as a result, they will receive a portion of the net proceeds from this offering.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The validity of the issuance of the senior notes offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham & Watkins, New York, New York.

EXPERTS

The consolidated financial statements of L-3 Holdings and L-3 Communications and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

L-3 Communications Corporation

Senior Unsecured Notes

Subsidiary Guarantors

Guarantees of Senior Unsecured Notes

From time to time, we may offer the senior unsecured notes and the related guarantees described in this prospectus.

This prospectus provides a general description of the senior unsecured notes and the related guarantees of the senior unsecured notes. We will provide the specific terms of the securities in one or more supplements to this prospectus. This prospectus may not be used to offer and sell the securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and in any accompanying prospectus supplement, carefully before you invest.

Investing in these securities involves risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 10-K (as it may be updated in our most recent quarterly report on Form 10-Q) filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or the accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2010

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should only assume that the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement or any related free writing prospectus is accurate as of the respective date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, sell senior unsecured notes, including the related guarantees, under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete and the applicable prospectus supplement may add, update or change the information contained in this prospectus. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our securities, you should carefully read this document and the applicable prospectus supplement. Together, they provide the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

As used in this prospectus, (1) “L-3 Holdings” refers to L-3 Communications Holdings, Inc., the direct parent company of L-3 Communications Corporation, (2) “L-3 Communications” refers to L-3 Communications Corporation, a wholly-owned operating subsidiary of L-3 Holdings and the issuer of the senior unsecured notes, and (3) “Guarantors” refers to our subsidiaries that guarantee the obligations of L-3 Communications under the senior unsecured notes. The obligations of the Guarantors are referred to herein as the “guarantees.” Except where the context provides otherwise, “L-3,” the “Company,” “we,” “us” and “our” refer to L-3 Communications and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, L-3 Holdings and L-3 Communications file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.L-3com.com (as noted below, the information contained in, or that can be accessed through, our website is not a part of this prospectus or part of any prospectus supplement). You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can inspect reports and other information L-3 Holdings files at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

You may also obtain copies of this information at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that L-3 Holdings and L-3 Communications previously filed with the SEC (other than information in such documents that is deemed not to be filed), all of which are filed under SEC File Nos. 001-14141 or 333-46983:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	Our Current Report on Form 8-K filed with the SEC on February 25, 2010.

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings L-3 Holdings and L-3 Communications make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of this registration statement and prior to the termination of the offering, all of which will be filed under SEC File Nos. 001-14141 or 333-46983. The future filings with the SEC made by L-3 Holdings and L-3 Communications will automatically update and supersede any inconsistent information in this prospectus.

You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:

L-3 Communications Corporation
600 Third Avenue
New York, NY 10016
Attention: Secretary
Telephone: (212) 697-1111

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information included or incorporated by reference in this prospectus and the applicable prospectus supplement concerning our operations, cash flows, financial position, economic performance and financial condition, including in particular, the likelihood of our success in developing and expanding our business and the realization of sales from backlog, include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, it is possible that these statements may not be achieved. Such statements will also be influenced by factors which include, among other things:

•	our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget;

•	our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform;

•	the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments;

•	our ability to retain our existing business and related contracts (revenue arrangements);

•	our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts;

•	our ability to identify and acquire additional businesses in the future with terms, including the purchase price, that are attractive to L-3 and to integrate acquired business operations;

•	our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods;

•	our ability to obtain future government contracts (revenue arrangements) on a timely basis;

•	the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services;

•	our significant amount of debt and the restrictions contained in our debt agreements;

•	our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees, as well as our ability to retain and hire employees with U.S. Government security clearances that are a prerequisite to compete for and to perform work on classified contracts for the U.S. Government;

•	actual future interest rates, volatility and other assumptions used in the determination of pension, benefits and equity-based compensation, as well as the market performance of benefit plan assets;

•	our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise;

•	the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets;

•	global economic uncertainty;

•	the DoD’s contractor support services in-sourcing initiative;

•	events beyond our control such as acts of terrorism;

•	our ability to perform contracts (revenue arrangements) on schedule;

•	our international operations, including sales to foreign customers;

•	our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts;

•	the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate;

•	our introduction of new products into commercial markets or our investments in civil and commercial products or companies;

•	the outcome of current or future litigation matters, including those that are expected to be resolved by jury trials, which are inherently risky and for which outcomes are difficult to predict;

•	results of audits by U.S. Government agencies, including the Defense Contract Audit Agency, of our sell prices, costs and performance on contracts (revenue arrangements), and our accounting and general business practices;

•	anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame;

•	outcome of matters relating to the Foreign Corrupt Practices Act (FCPA);

•	ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations;

•	significant increase in competitive pressure among companies in our industry; and

•	the fair values of our assets, including identifiable intangible assets and the estimated fair value of the goodwill balances for our reporting units, which can be impaired or reduced by other factors, some of which are discussed above.

In addition, for a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” (as it may be updated in our most recent quarterly report on Form 10-Q) and Note 19 to our audited consolidated financial statements, in each case included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the risk factor section contained in the applicable prospectus supplement.

Readers of this document are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

v

THE COMPANY

L-3 is a prime system contractor in Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) systems, government services, and aircraft modernization and maintenance. L-3 is also a leading provider of high technology products, subsystems and systems. Our customers include the United States (U.S.) Department of Defense (DoD) and its prime contractors, U.S. Government intelligence agencies, the U.S. Department of Homeland Security (DHS), U.S. Department of State (DoS), U.S. Department of Justice (DoJ), allied foreign governments, domestic and international commercial customers and select other U.S. federal, state and local government agencies.

We are incorporated in Delaware, and the address of our principal executive office is 600 Third Avenue, New York, New York 10016. Our telephone number is (212) 697-1111. Our internet address is www.L-3com.com. However, our Web site and information posted on it or connected to it do not constitute a part of this prospectus or any prospectus supplement.

RISK FACTORS

Our business is subject to uncertainties and risks and an investment in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus and any accompanying prospectus supplement, including the risk factors included in the accompanying prospectus supplement and incorporated by reference, as well as any risk factors we may describe in any subsequent periodic reports or information we file with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially and adversely affected by any of these risks. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. General corporate purposes may include repayment, redemption or retirement of debt, payment of dividends, additions to working capital, capital expenditures, investments in our subsidiaries and possible acquisitions. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges presented below should be read together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 which is incorporated herein by reference. In calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes less net income attributable to non-controlling interests plus fixed charges. Fixed charges consist of interest on indebtedness plus the amortization of bond discounts and deferred debt issuance costs and that portion of lease rental expense representative of the interest element.

	Year Ended December 31,
	2009		2008		2007		2006		2005
	(In millions, except ratio of earnings to fixed charges)

Earnings:
Income from continuing operations before income taxes	$1,386		$1,423		$1,165		$818		$791
Less: Net income attributable to noncontrolling interests	10		11		9		10		10

Income before income taxes after noncontrolling interests	$1,376		$1,412		$1,156		$808		$781
Add:
Interest expense	268		279		304		303		206
Amortization of debt expense	11		11		10		10		5
Interest component of rent expense	59		58		56		53		41

Earnings	$1,714		$1,760		$1,526		$1,174		$1,033

Fixed charges:
Interest expense	$268		$279		$304		$303		$206
Amortization of debt expense	11		11		10		10		5
Interest component of rent expense	59		58		56		53		41

Fixed charges	$338		$348		$370		$366		$252

Ratio of earnings to fixed charges	5.1	x	5.1	x	4.1	x	3.2	x	4.1x

DESCRIPTION OF SENIOR UNSECURED NOTES

The following is a summary of the general terms of the senior unsecured notes and the related subsidiary guarantees. We will file a prospectus supplement that may contain additional terms when we issue senior unsecured notes. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the senior unsecured notes. You should also read the indenture under which the senior unsecured notes are to be issued. We have filed a form of indenture governing the senior unsecured notes with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of our senior unsecured notes. The senior unsecured notes will be non-convertible and “investment grade securities,” within the meaning of General Instruction I.B. of Form S-3. A non-convertible security is an “investment grade security” for such purposes if, at the time of sale, at least one nationally recognized statistical rating organization (as that term is used in Rule 15c3- 1(c)(2)(vi)(F) under the Exchange Act) has rated the securities in one of its generic rating categories which signifies investment grade; typically, the four highest rating categories (within which there may be sub-categories or gradations indicating relative standing) signify investment grade. Agency ratings are not a recommendation to buy, sell or hold any security, and recommendations may be revised or withdrawn at any time by the rating agency.

The senior unsecured notes we offer will be issued under an indenture among L-3 Communications, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of senior unsecured notes, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of senior unsecured notes that we may issue and permits us to issue senior unsecured notes in one or more series. All senior unsecured notes of one series need not be issued at the same time, and, unless otherwise provided, any series may be reopened, without the consent of the holders of the senior unsecured notes of that series, for issuances of additional senior unsecured notes of that series. It provides that we may issue senior unsecured notes up to the principal amount that we may authorize and that such senior unsecured notes may be in any currency or currency unit that we may designate. Except for the limitations on liens, sales and leaseback transactions, consolidation, merger and sale of all or substantially all of our assets contained in the indenture and a covenant relating to future guarantors, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any senior unsecured notes protection against changes in our operations, financial condition or transactions involving us.

We may issue the senior unsecured notes issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These senior unsecured notes, as well as other senior unsecured notes that are not issued at a discount, may be issued with “original issue discount,” or “OID,” for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the senior unsecured notes. Certain U.S. federal income tax considerations applicable to senior unsecured notes issued with OID will be described in more detail in the applicable prospectus supplement.

The applicable prospectus supplement for a series of senior unsecured notes that we issue will describe, among other things, the following terms of the offered senior unsecured notes:

•	The title of the series of senior unsecured notes;

•	The price or prices (expressed as a percentage of the principal amount) at which we will sell the senior unsecured notes;

•	Any limit on the aggregate principal amount of the series of senior unsecured notes;

•	The maturity date(s);

•	The rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any currency exchange rate, commodity, commodity index, stock exchange index or financial index) at which the senior unsecured notes will bear interest, the date or dates from which interest will accrue or the method for determining dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	The manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on the series of senior unsecured notes will be determined (if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a currency exchange rate, commodity, commodity index, stock exchange index or financial index);

•	The place or places where principal of, premium, if any, and interest, if any, on the senior unsecured notes will be payable and the method of such payment, if by wire transfer, mail or other means;

•	Provisions related to redemption or early repayment of the senior unsecured notes at our option;

•	Our obligation, if any, to redeem or purchase any series of senior unsecured notes pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such senior unsecured notes shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	The authorized denominations;

•	The form of the senior unsecured notes and whether the senior unsecured notes will be issued in bearer or fully registered form (and if in fully registered form, whether the senior unsecured notes will be issuable, in whole or in part, as global senior unsecured notes);

•	Any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the senior unsecured notes;

•	Any changes in the trustee for such senior unsecured notes;

•	The portion of principal amount of the senior unsecured notes payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	Any changes in or additions or deletions to the covenants applicable to the particular senior unsecured notes being issued;

•	Additions or deletions to or changes in the Events of Default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	The currency of denomination of the senior unsecured notes;

•	The designation of the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	If payments of principal of, premium, if any, or interest, if any, on the senior unsecured notes will be made in one or more currencies or currency units other than that or those in which the senior unsecured notes are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	The securities exchange(s) on which the senior unsecured notes will be listed, if any;

•	Whether any underwriter(s) will act as market maker(s) for the senior unsecured notes;

•	The extent to which a secondary market for the senior unsecured notes is expected to develop;

•	Additions or deletions to or changes in the provisions relating to covenant defeasance and legal defeasance;

•	Additions or deletions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	Additions or deletions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of senior unsecured notes issued under the indenture; and

•	Any other terms of the senior unsecured notes, which may modify, supplement or delete any provision of the indenture as it applies to that series.

The applicable prospectus supplement may discuss certain U.S. federal income tax considerations for holders of any senior unsecured notes, if any, and the securities exchange or quotation system on which any senior unsecured notes are to be listed or quoted, if any.

We expect most senior unsecured notes to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Guarantees

Unless otherwise specified in the applicable prospectus supplement, the Company’s payment obligations under the senior unsecured notes will be jointly and severally guaranteed (the “Subsidiary Guarantees”) by all of the Company’s current and future Domestic Subsidiaries that guarantee other Indebtedness of the Company. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. The Subsidiary Guarantee of each Guarantor will be effectively subordinated to the extent of the value of the collateral securing the guarantees or Indebtedness of such Guarantor, if such guarantees or Indebtedness are secured. Upon the release of all guarantees by a Guarantor under all then outstanding Indebtedness of the Company (other than the senior unsecured notes), the Subsidiary Guarantee of that Guarantor will automatically and unconditionally be released and discharged, without any further action required by such Guarantor or the trustee. If any former Guarantor thereafter guarantees any Indebtedness of the Company (other than the senior unsecured notes), then that former Guarantor (to the extent it is still a Domestic Subsidiary) will again guarantee the senior unsecured notes on the terms and conditions set forth in the indenture. In addition, the Subsidiary Guarantee of any Guarantor will be automatically and unconditionally released and discharged, without any further action required by such Guarantor or the trustee, if the senior unsecured notes are defeased or at any time such Guarantor is no longer a Domestic Subsidiary.

Merger, Consolidation or Sale of Assets

The indenture will provide that the Company may not, directly or indirectly, consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1) the Company is the surviving or continuing corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership, limited liability company, trust or other entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made (if other than the Company) assumes all the obligations of the Company under the senior unsecured notes and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

(3) immediately after such transaction no Default or Event of Default exists.

In the case of any such consolidation, merger, sale, transfer or other conveyance in a transaction in which there is a successor Person, the successor Person will succeed to, and be substituted for, the Company under the indenture and, subject to the terms of the indenture, the Company will be released from the obligation to pay principal and interest on the senior unsecured notes and all obligations under the indenture.

The limitations described above will not apply to:

(a) a merger of the Company with an affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(b) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its subsidiaries.

Events of Default and Remedies

Unless otherwise specified in the applicable prospectus supplement, the term “Event of Default,” when used in the indenture with respect to any series of senior unsecured notes means any of the following:

(1) default for 30 days in the payment when due of interest on the senior unsecured notes of that series;

(2) default in payment when due of the principal of or premium, if any, on the senior unsecured notes of that series;

(3) failure to make sinking fund payments, if any, when due in respect of that series;

(4) failure by the Company to comply with the provisions described under the caption “— Merger, Consolidation or Sale of Assets”;

(5) failure by the Company to comply with any of its other agreements in the indenture (other than an agreement that has been included in the indenture solely for the benefit of a series of senior unsecured notes other than that series) for 90 days after written notice is received by the Company from the trustee or by the Company and the trustee from the holders of at least 25% of the aggregate principal amount of senior unsecured notes of that series then outstanding;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default relates to a payment at final maturity or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of all other Indebtedness that is not paid at final maturity or the maturity of which has been so accelerated, aggregates $100.0 million or more;

(7) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $100.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries;

(9) except as permitted by the indenture, any Subsidiary Guarantee of a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid; and

(10) any other Event of Default provided in the applicable officers’ certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of senior unsecured notes.

An Event of Default for a particular series of senior unsecured notes does not necessarily constitute an Event of Default for any other series of senior unsecured notes issued under the indenture.

If an Event of Default with respect to any series of senior unsecured notes occurs and is continuing, then either the trustee for such series or the holders of 25% in aggregate principal amount of the outstanding senior unsecured notes of such series, by notice in writing, may declare the principal amount (or, if the senior unsecured notes are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and interest on all of the senior unsecured notes of such series to be due and payable immediately. We refer you to the prospectus supplement relating to any series of senior unsecured notes that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The holders of not less than a majority in aggregate principal amount of the senior unsecured notes of each affected series may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to certain events of bankruptcy or insolvency with respect to the Company occurs and is continuing, then the principal amount (or, if the senior unsecured notes are discount securities, that portion of the principal amount as may be specified in the terms of that series) of all of the senior unsecured notes outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of senior unsecured notes against us. Except for actions for payment of overdue principal or interest, no holder of senior unsecured notes of any series may institute any action against us under the indenture unless:

•	The holder has previously given to the trustee written notice of default and continuance of such default;

•	The holders of not less than a majority in principal amount of the outstanding senior unsecured notes of that series have requested that the trustee institute the action;

•	The requesting holders have offered the trustee indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

•	The trustee has not instituted the action within 60 days of the request; and

•	The trustee has not received inconsistent direction by the holders of a majority in principal amount of that series of senior unsecured notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

Certain Covenants

Limitation on Liens

Except as otherwise specified in the applicable prospectus supplement, the indenture will provide that the Company will not, and will not permit any of its Wholly Owned Domestic Subsidiaries to, create, incur, assume or permit to exist any Lien (except Permitted Liens) on (1) any Principal Property or (2) the capital stock of any Subsidiary, in each case to secure Indebtedness of the Company, any Subsidiary of the Company or any other Person, unless the senior unsecured notes are secured, equally and ratably with such other Indebtedness (or on a senior basis if the obligations so secured are subordinated Indebtedness), for so long as such other Indebtedness is so secured. Any Lien that is granted to secure the senior unsecured notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the senior unsecured notes under this covenant.

“Permitted Liens” means, with respect to each series of senior unsecured notes:

(1) Liens securing Indebtedness of the Company or any of its Subsidiaries, which Indebtedness exists on the Issue Date;

(2) Liens securing Indebtedness of any Person that (a) is acquired by the Company or any of its Subsidiaries after the Issue Date, (b) is merged or amalgamated with or into the Company or any of its Subsidiaries after the Issue Date or (c) becomes consolidated in the financial statements of the Company or any of its Subsidiaries after the Issue Date in accordance with GAAP; provided, however, that in each case contemplated by this clause (2), such Indebtedness was not incurred in contemplation of such acquisition, merger, amalgamation or consolidation and is only secured by Liens on the capital stock and assets of, the Person (and Subsidiaries of the Person) acquired by, or merged or amalgamated with or into, or consolidated in the financial statements of, the Company or any of its Subsidiaries;

(3) Liens securing Indebtedness (including assumed Indebtedness) of the Company or any of its Subsidiaries incurred to finance (whether prior to or within 365 days after) the acquisition, construction or improvement of assets (whether through the direct purchase of assets or through the purchase of the capital stock of any Person owning such assets or through an acquisition of any such Person by merger); provided, however, that such Indebtedness is only secured by Liens on the capital stock and assets acquired, constructed or improved in connection with such financing (including the capital stock and assets of any Subsidiary of any such acquired Person);

(4) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (1)-(3) above or clause (10) below or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien is limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding) and the Indebtedness so secured does not exceed the fair market value (as determined by the Company’s board of directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be;

(5) Liens to secure intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries;

(6) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit and reimbursement obligations with respect thereto issued to assure payment of such obligations);

(7) Liens created for the benefit of (or to secure) such series of senior unsecured notes (or the related Subsidiary Guarantees);

(8) Liens in favor of the trustee granted in accordance with the indenture;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; and

(10) other Liens, in addition to those permitted in clauses (1) through (9) above, securing Indebtedness having an aggregate principal amount (including all Indebtedness incurred pursuant to clause (4) above to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (10)), measured as of the date of the incurrence of any such Indebtedness (giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred), taken together with the amount of all Attributable Debt of the Company and its Subsidiaries at that time outstanding relating to Sale and Leaseback Transactions permitted under the covenant described below under the caption “— Limitation on Sale and Leaseback Transactions,” not to exceed the greater of (a) 15% of the Company’s Consolidated Net Tangible Assets measured as of the date of the incurrence of any such Indebtedness (giving pro forma effect to the application of the proceeds therefrom and any transaction in connection with which such Indebtedness is being incurred) or (b) $1.5 billion.

For purposes of clause (10) of this definition of Permitted Liens, (a) with respect to any revolving credit facility secured by a Lien, the full amount of Indebtedness that may be borrowed thereunder will be deemed to be incurred at the time any revolving credit commitment thereunder is first extended or increased and will not be deemed to be incurred when such revolving credit facility is drawn upon and (b) if a Lien of the Company or any of its Wholly Owned Domestic Subsidiaries is granted to secure Indebtedness that was previously unsecured, such Indebtedness will be deemed to be incurred as of the date such Indebtedness is secured.

Limitation on Sale and Leaseback Transactions

Except as otherwise specified in the applicable prospectus supplement, the Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any other Person pursuant to which the Company or any of its Subsidiaries leases any property that has been or is to be sold or transferred by the Company or the

Subsidiary to such other Person (a “Sale and Leaseback Transaction”), except that a Sale and Leaseback Transaction is permitted if the Company or such Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased (without equally and ratably securing the senior unsecured notes) in an aggregate principal amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction.

In addition, the following Sale and Leaseback Transactions are not subject to the limitation above and the provisions described in “— Limitation on Liens” above:

(1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

(2) leases between only the Company and a Subsidiary of the Company or only between Subsidiaries of the Company;

(3) leases where the proceeds from the sale of the subject property are at least equal to the fair market value (as determined in good faith by the Company) of the subject property and the Company applies an amount equal to the net proceeds of the sale to the retirement of long-term Indebtedness or to the purchase of other property or equipment used or useful in its business, within 270 days of the effective date of such sale; provided that in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver senior unsecured notes or other debt securities to the applicable trustee for cancellation, such senior unsecured notes or other debt securities to be credited at the cost thereof to the Company; and

(4) leases of property executed by the time of, or within 270 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the subject property.

Future Subsidiary Guarantees

Unless otherwise specified in the applicable prospectus supplement, the Company’s payment obligations under the senior unsecured notes will be jointly and severally guaranteed by all of the Company’s existing and future Domestic Subsidiaries that guarantee any other Indebtedness of the Company. The indenture will provide that if the Company or any of its Subsidiaries acquires or creates a Domestic Subsidiary after the Issue Date, and such Domestic Subsidiary guarantees any other Indebtedness of the Company, then such Domestic Subsidiary will become a Guarantor and will execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within thirty (30) business days of the date on which it was acquired or created. The Subsidiary Guarantee of each Guarantor will rank pari passu in right of payment with all senior Indebtedness of such Guarantor, which would include the guarantees of amounts borrowed under the Company’s existing senior credit facility. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

Unless otherwise specified in the applicable prospectus supplement, the indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (except the Company or another Guarantor) unless:

(1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee, under the senior unsecured notes and the indenture; and

(2) immediately after giving effect to such transaction, no Default or Event of Default exists.

The indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of stock of any Guarantor such that the Guarantor is no longer a Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be automatically and unconditionally released and relieved of any obligations under its Subsidiary Guarantee, without any actions required on the part of the Guarantor or trustee.

The foregoing notwithstanding, a Guarantor will be automatically and unconditionally released and discharged from all of its obligations under the indenture and its Subsidiary Guarantee upon defeasance or if such Guarantor is released from its guarantees of all other Indebtedness of the Company, without any actions required on the part of the Guarantor or trustee.

Transfer and Exchange

Unless otherwise stated in the applicable prospectus supplement, each senior unsecured note will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any senior unsecured note represented by a global senior unsecured note as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any senior unsecured note represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the subheading “— Global Senior Unsecured Notes and Book-Entry System” below, book-entry senior unsecured notes will not be issuable in certificated form.

Certificated Senior Unsecured Notes.  You may transfer or exchange certificated senior unsecured notes at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated senior unsecured notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated senior unsecured notes and the right to receive the principal of, premium, if any, and interest, if any, on certificated senior unsecured notes only by surrendering the certificate representing those certificated senior unsecured notes and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Senior Unsecured Notes and Book-Entry System.  Each global debt security representing book-entry senior unsecured notes will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We anticipate that the depositary will follow the following procedures with respect to book-entry senior unsecured notes.

Ownership of beneficial interests in book-entry senior unsecured notes will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry senior unsecured notes represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry senior unsecured notes. Ownership of book-entry senior unsecured notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry senior unsecured notes.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry senior unsecured notes represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry senior unsecured notes will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry senior unsecured notes must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of senior unsecured notes, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the senior unsecured notes pursuant to the indenture.

We will make payments of principal of, premium, if any, and interest, if any, on book-entry senior unsecured notes to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry senior unsecured notes held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry senior unsecured notes held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated senior unsecured notes in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry senior unsecured notes of any series represented by one or more global senior unsecured notes and, in that event, will issue certificated senior unsecured notes in exchange for the global senior unsecured notes of that series. Global senior unsecured notes will also be exchangeable by the holders for certificated senior unsecured notes if an Event of Default with respect to the book-entry senior unsecured notes represented by those global senior unsecured notes has occurred and is continuing. Any certificated senior unsecured notes issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry senior unsecured notes relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Discharge, Defeasance and Covenant Defeasance

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of senior unsecured notes, we may be discharged from any and all obligations in respect of the senior unsecured notes of any series (except for certain obligations to register the transfer or exchange of senior unsecured notes of such series, to replace stolen, lost or mutilated senior unsecured notes of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of senior unsecured notes denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the senior unsecured notes of that series on the stated maturity of those payments in accordance with the terms of the indenture and those senior unsecured notes.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the senior unsecured notes of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of senior unsecured notes, upon compliance with certain conditions:

•	We may omit to comply with the covenants described under the headings “— Guarantees,” “— Merger, Consolidation or Sale of Assets,” “— Limitation on Liens,” “— Limitation on Sale and Leaseback Transactions,” “— Future Subsidiary Guarantees” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	Any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the senior unsecured notes of that series.

The conditions include:

•	Depositing with the trustee money and/or U.S. government obligations or, in the case of senior unsecured notes denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the senior unsecured notes of that series on the stated maturity or applicable redemption date of those payments in accordance with the terms of the indenture and those senior unsecured notes; and

•	Delivering to the trustee an opinion of counsel to the effect that the holders of the senior unsecured notes of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of senior unsecured notes and the senior unsecured notes of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the senior unsecured notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the senior unsecured notes of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of any series of senior unsecured notes to:

•	Secure any series of senior unsecured notes and provide the terms and conditions for the release or substitution of the security;

•	Add additional guarantors;

•	Evidence the assumption by a successor person of our obligations;

•	Add covenants for the protection of the holders of any series of senior unsecured notes;

•	Add any additional Events of Default with respect to any series of senior unsecured notes;

•	Make any change that would provide any additional rights or benefits to the holders of any series of senior unsecured notes or that does not adversely affect the legal rights under the indenture of any such holder of any series of senior unsecured notes in any material respect;

•	Cure any ambiguity or correct any inconsistency or defect in the indenture;

•	Provide for uncertificated notes in addition to or in place of certificated notes;

•	Add to, change or eliminate any of the provisions of the indenture with respect to any series in a manner that will become effective only when there is no outstanding senior unsecured note of such series which is entitled to the benefit of the provision as to which the modification would apply;

•	Establish the forms or terms of senior unsecured notes of any series;

•	Eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

•	Evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•	Conform any provision of the indenture, the securities of any series or any related guarantees or security documents to the description of such securities contained in the applicable prospectus, prospectus supplement or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents; and

•	Make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not materially adversely affect the interests of the holders of any outstanding senior unsecured notes of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of senior unsecured notes of a series then outstanding and affected, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of the indenture with respect to such series or modify in any manner the rights of the holders of the senior unsecured notes of such series. We and the trustee may not, however, without the consent of the holder of each outstanding senior unsecured note affected thereby (with respect to any senior unsecured notes held by such non-consenting holder):

•	Change the amount of senior unsecured notes of such series whose holders must consent to an amendment, supplement or waiver;

•	Reduce the rate of or extend the time for payment of interest (including default interest) on any senior unsecured note of such series;

•	Reduce the principal of or premium, if any, on or change the fixed maturity of any senior unsecured note or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of senior unsecured notes;

•	Reduce the principal amount of discount securities payable upon acceleration of maturity of such series;

•	Waive a default in the payment of the principal of, premium, if any, or interest, if any, on any senior unsecured note of such series (except a rescission of acceleration of the senior unsecured notes of any series by the holders of at least a majority in aggregate principal amount of the then outstanding senior unsecured notes of that series and a waiver of the payment default that resulted from such acceleration);

•	Make the principal of or premium, if any, or interest, if any, on any senior unsecured note of such series payable in a currency other than that stated in the senior unsecured note;

•	Make any change to certain provisions of the indenture relating to, among other things, the right of holders of senior unsecured notes of such series to receive payment of the principal of, premium, if any, and interest, if any, on those senior unsecured notes of such series and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	Waive a redemption payment with respect to any senior unsecured note of such series or change any of the provisions with respect to the redemption of any senior unsecured notes of such series (other than with respect to any provision relating to covenants that require the Company to repurchase, at the option of the holders, a series of senior unsecured notes in connection with a “change of control” triggering event); or

•	Make any change in the foregoing amendment and waiver provisions with respect to such series.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding senior unsecured notes of any series may on behalf of the holders of all senior unsecured notes of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding senior unsecured notes of any series may on behalf of the holders of all the senior unsecured notes of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest, if any, on any senior unsecured note of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding senior unsecured note of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding senior unsecured notes of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary of the Company, as such, will have any liability for any obligations of the Company or any Subsidiary of the Company under the senior unsecured notes, the Subsidiary Guarantees or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior unsecured notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior unsecured notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the senior unsecured notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign, in each case to the extent required by law.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (which has not been cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of senior unsecured notes, unless such holder offers the trustee security and indemnity satisfactory to it against any loss, liability or expense. We and our subsidiaries from time to time maintain ordinary banking relationships and credit facilities with The Bank of New York Mellon Corporation and its affiliates.

Certain Defined Times

Unless otherwise specified in the applicable prospectus supplement, set forth below are certain defined terms used in the indenture. Reference is made to the indenture and the applicable prospectus supplement for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any time of determination, the present value at that time of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date, minus all current liabilities of such Person and its Subsidiaries reflected on such balance sheet and minus total goodwill and other intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary of the Company (other than an Immaterial Subsidiary) that is organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantors” means each Domestic Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, provided, that upon the release and discharge of such Person from its guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $20.0 million and whose total revenues for the most recent 12-month period do not exceed $20.0 million.

“Indebtedness” means, with respect to any Person, obligations of such Person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments). For the avoidance of doubt, bankers’ acceptances and obligations of a Person under currency exchange or interest rate swap agreements (or other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates) are not Indebtedness.

“Issue Date” means, with respect to each series of senior unsecured notes, the date such series of senior unsecured notes are issued.

“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or other entity, government or any agency or political subdivision thereof.

“Principal Property” means any building, structure or other facility located within the United States (other than its territories and possessions) and owned by the Company or any Wholly Owned Domestic Subsidiary, the book value of which is not less than 0.5% of the Company’s Consolidated Net Tangible Assets. For purposes of this definition, book value will be measured at the time the relevant Lien is being created or, in the case of any Lien incurred pursuant to clause (10) of the definition of “Permitted Liens”, at the time the relevant secured Indebtedness is deemed to be incurred.

The term “Principal Property,” as defined above, will not include any of the assets of our Subsidiaries that are not Wholly Owned Domestic Subsidiaries, and will also not include many of our domestic buildings, structures and other facilities, since many of those buildings, structures and facilities do not meet the minimum book value threshold specified in the definition.

“SEC” means the Securities and Exchange Commission or any successor agency.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” within the meaning of Rule 405 under the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Wholly Owned Domestic Subsidiary” means, with respect to any Person, any Domestic Subsidiary of such Person, the capital stock of which is 100% owned and controlled, directly or indirectly through one or more other Wholly Owned Domestic Subsidiaries, by such Person.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the senior unsecured notes offered by this prospectus and any prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Counsel for any underwriters, agents or dealers will be named in the accompanying prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$800,000,000

L-3 Communications Corporation

      % Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Book Running Managers
Barclays Capital
BofA Merrill Lynch
Deutsche Bank Securities
Credit Agricole CIB
Wells Fargo Securities

           , 2010